EXHIBIT 5.2

October 24, 2006

Angiotech Pharmaceuticals, Inc.

Dear Sirs/Mesdames:

Issue of 7.750% Senior Subordinated Notes by Angiotech Pharmaceuticals, Inc.

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of (a) $250,000,000 principal amount of 7.75% Senior Subordinated Notes due 2014 (the “Notes”) of Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of Canada (the “Issuer”), to be issued in exchange for the Issuer’s outstanding 7.75% Senior Notes due 2014 pursuant to an Indenture, dated as of March 23, 2006 (the “Indenture”), as amended, among the Issuer, the subsidiaries of the Issuer party thereto (collectively, the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and (b) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes, we, have acted as special British Columbia counsel to the Issuer, 0741693 B.C. Ltd. (“074”), Angiotech Investment Partnership (“AIP”), and 0761717 B.C. Ltd. (“076”, and together with AIP and 074 , the “B.C. Subsidiaries”).

A. Documentation

As special British Columbia counsel to the Issuer and the B.C. Subsidiaries we have reviewed:

(a)	the Notes;

(b)	the Indenture;

(c)	the Guarantees;

(d)	the registration rights agreement, dated as of March 23, 2006, between the Issuer, the Guarantors and the Initial Purchasers (the “Registration Rights Agreement”);

(e)	the form of exchange notes to be issued pursuant to the Registration Rights Agreement (the “Exchange Notes”); and

(f)	the form of exchange guarantees to be entered into pursuant to the Registration Rights Agreement (the “Exchange Guarantees”).

B. Jurisdiction

We are solicitors qualified to practise law in the Province of British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

C. Scope of Examinations

In connection with the opinions expressed herein, we have considered the questions of law and examined the public and corporate records, certificates and other documents and conducted the other examinations that we have considered necessary.

D. Assumptions and Reliances

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing the opinions in paragraphs 1, 2 and 3 as to the existence and good standing of the Issuer, 074 and 076, respectively, we have relied upon certificates of good standing dated October 24, 2006, issued by the Registrar of Companies, copies of which have been delivered to you.

We have also relied, as to certain factual matters, upon certificates of an officer of each of the Issuer, 074 and 076, as well as a certificate of a partner of AIP, all dated as of the date of this opinion. Copies of such certificates have been delivered to you.

E. Opinions

Subject to the assumptions, qualifications and limitations which are expressed in this opinion, we are of the opinion that:

1.	the Issuer has been duly incorporated under the Business Corporations Act (British Columbia) and is, with respect to the records of the office of the Registrar of Companies, validly existing and in good standing with respect to the filing of annual returns. The Issuer has all necessary corporate power and capacity to enter into and perform all of its obligations under the Indenture;

2.	074 has been duly incorporated under the Business Corporations Act (British Columbia) and is, with respect to the records of the office of the Registrar of Companies, validly existing and in good standing with respect to the filing of annual returns. 074 has all necessary corporate power and capacity to perform all of its obligations under the Indenture;

3.	076 has been duly incorporated under the Business Corporations Act (British Columbia) and is, with respect to the records of the office of the Registrar of Companies, validly existing and in good standing with respect to the filing of annual returns. 076 has all necessary corporate power and capacity to perform all of its obligations under the Indenture;

4.	AIP has been duly created under the Partnership Act (British Columbia), is validly existing and has all necessary partnership power and capacity to perform all of its obligations under the Indenture;

5.	each of the Issuer and the B.C. Subsidiaries have the requisite power and have taken all action necessary to authorize, execute, deliver, and perform their obligations under the Indenture, the Notes and the Guarantees;

6.	when executed, the Exchange Notes will be duly and validly authorized and executed by the Issuer;

7.	when executed, the Exchange Guarantees will be duly and validly authorized and executed by each of the B.C. Subsidiaries;

8.	solely insofar as the laws of the Province of British Columbia and the country of Canada are applicable and, without limiting any qualifications stated elsewhere in this opinion, without regard to the determination of such matters under the laws of any other jurisdiction, the Indenture, the Exchange Notes and the Exchange Guarantees will constitute valid and binding obligations of the Issuer and the B.C. Subsidiaries when the Issuer’s combined registration statement on Forms F-10, F-4 and S-4 relating to the Exchange Notes and the Exchange Guarantees (the “Registration Statement”) has become effective under the Securities Act of 1933;

9.	solely insofar as the laws of the Province of British Columbia and the country of Canada are applicable and, without limiting any qualifications stated elsewhere in this opinion, without regard to the determination of such matters under the laws of any other jurisdiction, the terms of the Exchange Notes and the Exchange Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or the Guarantors, respectively, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer and the Guarantors, respectively; and

10.	solely insofar as the laws of the Province of British Columbia and the country of Canada are applicable and, without limiting any qualifications stated elsewhere in this opinion, without regard to the determination of such matters under the laws of any other jurisdiction, the Exchange Notes and Exchange Guarantees have been duly executed, delivered and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours truly,

/s/ Irwin, White & Jennings

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